Exhibit 99.1

Sonus Networks Reports 2005 First Quarter Financial Results

    CHELMSFORD, Mass.--(BUSINESS WIRE)--May 9, 2005--Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider voice over IP (VoIP) infrastructure solutions, today reported its financial results for the first quarter ended March 31, 2005.
    Revenues for the first quarter of fiscal 2005 were $33.6 million compared with $45.1 million in the fourth quarter of fiscal 2004. Net loss for the first quarter of fiscal 2005 was $3.7 million or a loss of $0.01 per share compared with net income for the fourth quarter of fiscal 2004 of $6.3 million or $0.02 per diluted share. Revenues for the first quarter of fiscal 2004 were $36.5 million, and net income was $3.0 million or $0.01 per diluted share.
    "We achieved a number of key objectives in the quarter, including strong order activity, the expansion of our customer base, establishment of new global partnerships and the introduction of new software for the ISP market. We are, of course, disappointed that our progress is not reflected in our revenue result this quarter," said Hassan Ahmed, chairman and CEO, Sonus Networks. "Looking ahead, the world's service providers will continue their migrations to VoIP, and we are pleased that Sonus has a leading position in this important market."
    During the first quarter, Sonus announced four new customer deployments in North America and in Europe. In the U.S., America Online is deploying Sonus' technology to deliver its new Internet Phone Service, which is changing the very nature of voice service, making it a pathway not just for conversations, but also for a wide range of next-generation interactive applications. Also in the U.S., WebEx Communications is augmenting its WebEx MediaTone Network with a VoIP solution from Sonus to deliver new IP-based conferencing services to its customers. In Mexico, Marcatel is building out a VoIP network with Sonus to provide access services to businesses and cable operators. In Europe, Slovak Telecom has implemented a Sonus-based network to support the delivery of prepaid and postpaid calling services.
    Demonstrating the scalability and reliability of the Sonus solution, three existing customers extended their Sonus-based networks during the first quarter. XO Communications announced their new business service, XOptions(R) Flex, which is the first in a series of the carrier's new enhanced services delivered over the XO national IP network and Sonus technology. Leveraging the Sonus Open Services Architecture(TM) (OSA), XO Communications will deliver a broad range of IP telephony applications and features to businesses throughout the United States. South Carolina-based NuVox also announced that it is introducing a new business VoIP service that will be delivered over its Sonus-based network. Further, Global Crossing, one of the first providers to decommission a legacy switch in the core of its network and replace it with a VoIP switch, announced that it is continuing to decommission legacy switches in four additional cities. This project is expected to create increased network efficiencies and enhance the seamless delivery of converged IP services.
    Underscoring Sonus' success with both existing and new customers, the company was again ranked the number one provider of carrier-class packet voice equipment for the fourth quarter of 2004. Industry research firms reported that Sonus increased its market share in several segments of the carrier packet voice market, growing faster than the market and the competition in 2004. In-Stat/MDR and Synergy Research Group named Sonus the market share leader, recognizing Sonus as the top equipment vendor in several major service provider packet telephony market segments. Additionally, Sonus estimated that at the end of Q1, service providers globally were carrying an estimated 12 billion minutes per month of customer traffic on their Sonus-based networks.
    In January 2005, Sonus entered into a global reseller agreement with Samsung Electronics Company. Under the terms of this non-exclusive agreement, Samsung is able to sell and support Sonus VoIP solutions to mobile operators around the world.
    Continuing the expansion of its worldwide presence, Sonus announced the opening of a software development and regional support center in Bangalore, India. Sonus Networks India Pvt. Ltd. will concentrate on the development of VoIP applications, software design and quality assurance services in support of Sonus' product portfolio. The establishment of Sonus' center in India represents another phase in the company's commitment to providing VoIP applications and services to customers around the globe.

    About Sonus Networks

    Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its Open Services ArchitectureTM (OSA), Sonus delivers end-to-end solutions addressing a full range of carrier applications, including trunking and tandem switching, residential and business access, network border switching and enhanced services. Sonus' voice infrastructure solutions, including media gateways, softswitches and network management systems, are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Chelmsford, Massachusetts of U.S. Additional information on Sonus is available at http://www.sonusnet.com.

    This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the "Risk Factors" section of Sonus' Annual Report on Form 10-K, dated March 15, 2005, filed with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks associated with our international expansion and growth; consolidation in the telecommunications industry; risks associated with the investigation of the company by the SEC; and potential costs resulting from pending securities litigation against the company. Any forward-looking statements represent Sonus' views only as of today and should not be relied upon as representing Sonus' views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

    Sonus is a registered trademark of Sonus Networks. Open Services Architecture is a trademark of Sonus Networks. All other company and product names may be trademarks of the respective companies with which they are associated



                         SONUS NETWORKS, INC.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                                            Three Months Ended
                                      March 31, December 31, March 31,
                                        2005       2004        2004
                                       --------  ---------   --------
Revenues                              $ 33,610  $  45,083   $ 36,532
Cost of revenues                        12,112     13,757     12,400
                                       --------  ---------   --------
Gross profit                            21,498     31,326     24,132
                                       --------  ---------   --------
Gross profit %                            64.0%      69.5%      66.1%
Operating expenses:
Research and development                11,017      9,348      8,928
Sales and marketing                      9,027      8,935      6,860
General and administrative               6,800      7,385      4,827
Stock-based compensation                     -         65        379
Amortization of purchased intangible
 assets                                      -        601        600
                                       --------  ---------   --------
Total operating expenses                26,844     26,334     21,594
                                       --------  ---------   --------
Income (loss) from operations           (5,346)     4,992      2,538
                                       --------  ---------   --------
Interest expense                          (128)      (119)      (122)
Interest income                          1,875      1,477        765
                                       --------  ---------   --------
Income (loss) before provision for
 income taxes                           (3,599)     6,350      3,181
Provision for income taxes                  96         89        167
                                       --------  ---------   --------
Net income (loss)                     $ (3,695) $   6,261   $  3,014
                                       ========  =========   ========
Net income (loss) per share:
          Basic                       $  (0.01) $    0.03   $   0.01
          Diluted                     $  (0.01) $    0.02   $   0.01
Shares used in computation:
          Basic                        247,877    247,134    244,607
          Diluted                      247,877    256,443    255,592



                         SONUS NETWORKS, INC.
                 Condensed Consolidated Balance Sheets
                            (In thousands)


                                               March 31,  December 31,
                                                 2005         2004
                                             ----------- -------------
                   Assets
Current assets:
     Cash, cash equivalents and marketable
      securities                               $303,824      $292,076
     Accounts receivable, net                    27,631        32,486
     Inventory, net                              31,256        28,346
     Other current assets                        11,653        10,891
                                             ----------- -------------
         Total current assets                   374,364       363,799
Property and equipment, net                      11,145         8,217
Long-term marketable securities                   7,488        21,029
Other assets                                        864           783
                                             ----------- -------------
                                               $393,861      $393,828
                                             =========== =============

    Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable and accrued expenses      $26,942       $26,894
     Accrued restructuring expenses                 189           186
     Current portion of deferred revenue         69,267        65,105
     Current portion of long-term liabilities        25            30
                                             ----------- -------------
          Total current liabilities              96,423        92,215
                                             ----------- -------------
Long-term deferred revenue, less current
 portion                                         22,746        25,960
Long-term liabilities, less current portion         614           613
Convertible subordinated note                    10,000        10,000
Stockholders' equity:
     Common stock                                   250           250
     Capital in excess of par value           1,051,875     1,049,142
     Accumulated deficit                       (787,780)     (784,085)
     Treasury stock                                (267)         (267)
                                             ----------- -------------
          Total stockholders' equity            264,078       265,040
                                             ----------- -------------
                                               $393,861      $393,828
                                             =========== =============



                         SONUS NETWORKS, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)

                                           Three Months Ended

                                     March 31,  December 31, March 31,
                                        2005        2004       2004
                                      ---------  ------------ --------
Cash flows from operating activities:
Net income (loss)                    $  (3,695)  $   6,261  $  3,014
Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
  Depreciation                           1,476       1,617     1,632
  Tax benefit from stock options
   exercised                                 -          67         -
  Stock-based compensation                   -          65       379
  Amortization of purchased intangible
   assets                                    -         601       600
Changes in current assets and
 liabilities
  Accounts receivable                    4,855       2,916    (8,308)
  Inventory                             (2,910)       (780)   (1,553)
  Other current assets                    (762)      1,970    (1,455)
  Accounts payable                       1,334      (2,445)    2,403
  Accrued expenses                      (1,330)         38    (1,169)
  Deferred revenue                         948       3,076     7,760
                                      ---------  ---------- ---------
Net cash provided by (used in)
 operating activities                      (84)     13,386     3,303
                                      ---------  ---------- ---------
Cash flows from investing activities:
Purchase of property and equipment      (4,303)     (2,696)   (2,230)
Maturities (purchases) of marketable
 securities, net                         2,977      (8,118)   15,910
Other assets                               (81)        (20)      136
                                      ---------  ---------- ---------
Net cash provided by (used in)
 investing activities                   (1,407)    (10,834)   13,816
                                      ---------  ---------- ---------

Cash flows from financing activities:
Sales of common stock in connection
 with employee stock purchase plan       2,313           -       796
Proceeds from exercise of stock
 options                                   420       2,565       400
Payments of long-term liabilities          (58)        (31)      (59)
                                      ---------  ---------- ---------
Net cash provided by financing
 activities                              2,675       2,534     1,137
                                      ---------  ---------- ---------
Net increase in cash and cash
 equivalents                             1,184       5,086    18,256
                                      ---------  ---------- ---------
Cash and cash equivalents, beginning
 of period                             121,931     116,845   133,715
                                      ---------  ---------- ---------
Cash and cash equivalents, end of
 period                              $ 123,115   $ 121,931  $151,971
                                      =========  ========== =========


    CONTACT: Sonus
             Investor Relations:
             Jocelyn Philbrook, 978-614-8672
             jphilbrook@sonusnet.com
             or
             Media Relations:
             Greenough for Sonus
             Sarah McAuley, 617-894-2807
             smcauley@greenoughcom.com